Exhibit 3.15.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:27 PM 03/31/2009
FILED 04:16 PM 03/31/2009
SRV 090321029 – 4624876 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FOTOWATIO RENEWABLE VENTURES, INC.

Fotowatio Renewable Ventures, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of the Corporation, by written consent of its sole director, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

“RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of stock which this Corporation is authorized to issue is One Million (1,000,000) shares of common stock, and the par value of each such share is $.01 per share.”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder of the Corporation has given unanimous written consent to said amendment in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on this 31st day of March, 2009.

By:	/s/ Pablo Valencia
Name: Pablo Valencia Title: Vice President